UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2020

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.      Entry into a Material Definitive Agreement.

On July 24, 2020, Humanigen, Inc. (the “Company”) entered into a clinical trial agreement (the “Agreement”) with the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health, which is part of the United States Government Department of Health and Human Services, as represented by the Division of Microbiology and Infectious Diseases. Pursuant to the Agreement, lenzilumab, the Company’s proprietary Humaneered® anti-human granulocyte macrophage-colony stimulating factor monoclonal antibody drug candidate, will be an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19.

BET will evaluate the combination of lenzilumab and Gilead’s investigational antiviral, remdesivir, on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.

Pursuant to the Agreement, NIAID will serve as sponsor and will be responsible for supervising and overseeing BET. The Company will be responsible for providing lenzilumab to NIAID without charge and in quantities to ensure a sufficient supply of lenzilumab. The Agreement imposes additional obligations on the Company that are normal and customary for clinical trial agreements of this nature, including in respect of compliance with data privacy laws and potential indemnification obligations.

Item 5.07.      Submission of Matters to a Vote of Security Holders.

On July 27, 2020, the Board of Directors of the Company (the “Board”) unanimously approved and recommended, and on July 29, 2020, certain stockholders of the Company (the “Consenting Stockholders”) owning as of July 29, 2020 (the “Record Date”) approximately 63% of the Company's outstanding common stock, par value $0.001 per share (“common stock”), approved the following actions (each, an “Action” and collectively, the “Actions”) by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws:

1.	The approval of an amendment to Article IV of the Charter to increase the number of authorized shares of common stock from 225,000,000 to 750,000,000;
2.	The approval of an amendment to Article IV of the Charter that will give the Board the discretion, until July 29, 2021, to effect a reverse stock split whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of our common stock may be combined, converted and changed into one share of common stock, with the final ratio (if any) as may be determined by and subject to final approval of the Board; and
3.	The approval of the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan.

The Company will prepare and cause to be sent or delivered to its stockholders of record as of the Record Date pursuant to Regulation 14C under the Securities Exchange Act of 1934 an information statement relating to the Actions (the “Information Statement”). In accordance with the rules and regulations of the Securities and Exchange Commission, the Actions will not become effective until at least 20 calendar days after we send the Information Statement to such stockholders. Furthermore, the Board retains sole discretion to implement or abandon a reverse stock split, based on its determination of whether effecting a reverse stock split is advisable and in the best interests of the Company and its stockholders. Therefore, a reverse stock split may not occur without further stockholder action, notwithstanding the approval provided by the Consenting Stockholders.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Clinical Trial Agreement, dated as of July 24, 2020, by and between Humanigen, Inc. and The National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), as represented by the Division of Microbiology and Infectious Diseases (DMID).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: July 30, 2020